EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") made as of the 22nd day of July, 1993, by and between Touring Artists Group, Inc., a Florida Corporation having it's office at 1117 Floridian Court, Cape Coral, FL 33904 (the "Company") and Michel Vega, an individual residing at 305 East 24th Street, Apartment 2J, New York, New York, 10010 (the "Employee").

         WHEREAS, the Company, through its Booking Agency Division, is engaged in, among other things, the business of booking tours and theatrical events ("Agency Business").

         WHEREAS, the Company desires to retain the services of Employee in connection with the Agency Business;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and with the intent to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I.
                               TERM OF EMPLOYMENT

         1.01 Company hereby employs Employee and Employee hereby accepts employment with the Company for a period of five (5) years ("Term"), unless sooner terminated as set forth herein.

                                   ARTICLE II.
                               DUTIES OF EMPLOYEE

         2.01  Employee shall be employed in the Company Booking Agency
Division as the Senior Vice President, and shall work at the branch office of the Company known as Touring Artists Group at 1560 Broadway Suite 306, New York, NY 10036. As Senior Vice President of the Booking Agency Division the Employee's duties shall include overseeing, in a supervisory capacity, the touring portion of the Agency's business. Further, the Employee's responsibilities shall include, but not be limited to,

               (i) supervision of all Agency personnel with an emphasis on sales and marketing efforts;

               (ii)  direct interaction with clients of the Agency's business;

               (iii) acquisition of new clients for the Agency's business
                     (including the necessary research to identify new clients and contacting the identified prospective new clients regarding the Agency Business);

               (iv)  acting as a sales agent;

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               (v)   acting as a responsible agent for clients; and

               (vi)  development of Company interests in Latin America.

         Employee will be based in the New York Metropolitan area and will not be required to relocate outside of such area during the Term. Employee will be obligated to travel as required by the Agency's Business to see performances, visit clients and attend conventions and similar meetings. Employee shall devote the Employee's full business time exclusively to the Agency's Business and the affairs of the Agency's Business and shall use his best efforts, skills and abilities to promote the interests of the Agency's Business. As used in this agreement, the term Company shall mean and include subsidiaries or affiliates of the Company, including without limitation, Touring Artists Group Productions, Inc. and Touring Artists Productions International, Inc.

         2.02 Company hereby appoints Lee Marshall as the officer to whom the Employee shall report. This, however, does not preclude meaningful discussion of the Agency business as may be necessary from time to time between Employee and over principals of the Company.

                                  ARTICLE III.
                                  COMPENSATION

         3.01 BASE SALARY. Company shall pay and Employee shall accept a base salary computed at the annual rate of Sixty Thousand Dollars ($60,000.00) for the first year of the Term. For each year thereafter, the base salary shall be adjusted upwards according to the percentage change in the U.S. Consumer Price Index for the prior calendar year. Employee's salary shall be payable bi-weekly in accordance with the Company's prevailing salary payroll practices, subject to such deductions as then required by law and such further deductions as may be agreed to by the Employee.

         3.02  ADVANCE. Company hereby agrees to advance
Employee Fifteen Thousand Dollars ($15,000.00) per year of the Term, which shall be added to the base salary payable under paragraph 3.01 above, making the initial bi-weekly payroll based on the annual total of Seventy- Five Thousand Dollars ($75,000.00). This Fifteen Thousand Dollars ($15,000.00) shall be an advance against the income to be credited to Employee as a result of his ownership of common stock of the Company as set forth in Article IV below. Employee and Company agree that the common stock to be acquired by Employee shall be "S" Corporation stock and that the advance set forth herein shall be credited against all net income credited to Employee from the common stock. To the extent that in any year the amount credited to the Employee in respect to the stock referred to in Article IV is less than the Fifteen Thousand Dollars ($15,000.00) referenced above, Employee shall be entitled to retain the amount of the shortfall.

         3.03 EQUITY SHOWS. In the event that the Company or its affiliates produces shows which utilize personnel who are members of the Actor's Equity Association, Employee shall be entitled to four percent (4%) of the pretax profits earned by the Company from such shows for each year during the Term of this Agreement. The amount of pretax profit earned

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in each year of the Term shall be determined by the Company's accountant and the four percent (4%) shall be paid within fifteen (15) days after the date that the Company's accountant has determined the pretax profit from such shows for the Company.

         3.04 In the event that the Company opts against the distribution of profits pertaining to Equity Shows and/or all entities referred to in Article IV, the Employee shall receive at least enough profit earning to cover the amount due for taxes.

                                   ARTICLE IV.
                           ACQUISITION OF COMMON STOCK

         4.01 Touring Artists Group, Inc., a theatrical booking agency, hereby grants Employee the right to purchase shares of its common stock so that upon issuance of such shares, Employee shall own ten percent (10%) of the issued and outstanding shares of common stock of the Touring Artists Group, Inc. The purchase price for this ownership interest shall be One Dollar ($1.00). Employee acknowledge and agrees that Touring Artists Group, Inc. is an "S" Corporation for federal income tax purposes and for some state income tax purposes and that the advances set forth in Section 3.02 above are part of the "S" Corporation income to be allocated to the Employee pursuant to the rules and regulations of the Internal Revenue Service.

         4.02 The Company shall cause Touring Jeriko Productions, Inc., which produces Non Equity shows, to agree to sol Employee sufficient shares of common stock so that upon completion of the sale Employee will own five percent (5%) of the issued and outstanding shares of common stock. The purchase price for this common stock shall be One Dollar ($1.00).

         4.03 The Company shall cause Touring Artists Productions International, Inc., which produces shows in Latin America, to agree to sell Employee sufficient shares of common stock so that upon completion of the sale Employee will own ten percent (10%) of the issued and outstanding shares of common stock. The purchase price for this common stock shall be One Dollar ($1.00).

                                   ARTICLE V.
                          VACATIONS AND OTHER BENEFITS

         5.01  VACATION. The Employee shall be entitled to two
(2) weeks of paid vacation each year and two (2) "long weekends" each year during the term of this Agreement. "Long weekends" shall be defined as a Friday and a Monday. The vacation weeks and the "long weekends" are to be taken non-consecutively, subject to reasonable approval of the Company, which approval shall not be unreasonably withheld.

         5.02 MEDICAL BENEFITS. The Employee shall be entitled to major medical, disability and hospitalization insurance as normally provided by the Company to its employees.

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         5.03  EXPENSES. The Company shall promptly reimburse Employee for all reasonable and necessary out of pocket expenses incurred by the Employee in the conduct of the Agency's Business against presentation of such receipts or other documentation as shall be required by the Company.

         5.04 AUTOMOBILE. The Company shall provide the Employee with eight (8) weekend automobile rentals annually. These rentals are not transferrable to other years if not utilized. Should the Employee move his residency out of the borough of Manhattan, he will no longer be provided with weekend rentals but shall instead receive from the Company an automobile stipend of $300.000 per month.

                                   ARTICLE VI.
                         DISABILITY, DEATH, TERMINATION

         6.01 This agreement shall terminate immediately upon the death of the Employee.

         6.02 If during the Term, the Employee is unable to perform the services required to be performed by the Employee pursuant to the terms of this Agreement for a consecutive period of more than Sixty (60) business days or if the Employee contracts and illness or other injury which prevents performance by him of the services required hereunder for a consecutive period of Sixty (60) business days or more, then the Company may terminate the Employee's employment under this Agreement by giving Employee ten (10) day's prior written notice of the date of termination and Employee's employment under this Agreement shall terminate on such date; provided however, that if, prior to the date specified in such notice, the Employee's illness or incapacity shad have abated and he is physically and mentally able to perform the services required hereunder and shall have taken up and be performing such duties, he shall be entitled to resume employment hereunder as though such notice had not been given.

         6.03 If Employee breaches this Agreement or fails to perform the services which the Employee has agreed to provide hereunder or engages in willful misconduct or gross negligence with respect to the Employee's obligations to the Company, then the Company may, at its option, terminate this Agreement immediately by giving notice of termination to the Employee without prejudice to any other remedy to which the Company may be entitled.

         6.04 Employee shall have the right to terminate his services pursuant to this Agreement at any time upon thirty (30) days notice to the Company; provided, however, such termination, if without cause arising from actions of the Company in violation of this Agreement, shall be without prejudice to the Company's rights to recover damages caused by the early termination.

         6.05  If the Employee is terminated from his position pursuant to
Section 6.03 or 6.04 above, or in the event of the Employee's death or disability under Section 6.02 above, all of his stock ownership in Touring Artists Group, Inc., Touring Jeriko Productions, Inc., and Touring Artists Productions International, Inc. shall be repurchased by the respective companies for a purchase price of One Dollar ($1.00) per company.

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         6.06  If the Employee is terminated from his position pursuant to
Section 6.03 or 6.04 above, or in the event of the Employee's death or disability under Section 6.02 above, the four percent (4%) pretax profit percentage compensation for Equity shows specified in 3.03 will immediately return to the Dive producers.

                                  ARTICLE VII.
                              RESTRICTIVE COVENANTS

         7.01 Employee acknowledges that he has been involved with the theatrical industry/agency business for many years and that he has and will obtain knowledge of business matters and affairs of the Company not available to others, and that the work performed by him in the past and to be performed by him has and will place him in a position of prominence and trust with respect to the clients and business operations of the Company. Employee acknowledges that such information is a valuable trade secret and the sole property of the Company. Accordingly, Employee will not during the Term or at any time thereafter, directly or indirectly, reveal, divulge, or otherwise make known such information to any person other than and officer or employee of the Company or such other person as the Board of Directors of the Company may designate, or use such information for Employee's benefit to the detriment of the Company. In connection therewith, Employee shall not at any time divulge the contents of, or remove or retain, any publication, technique, process, business or industry analysis, work in progress, research, business trade secret, customer list, data or copies of any client of the Company unless the same is generally available to the public.

         7.02 During the Term and for a period of one (1) year after the expiration or prior termination of the Term, in consideration of this Agreement and the Company's obligations hereunder, Employee shall not, directly or indirectly, without the express prior written consent of the Company:

               (i) solicit or accept employment related to the Agency Business or be retained by any party who, at any time during such period, has been or shall have become a client of the Company, or for whom the Company has performed services;

               (ii) be engaged in, or be employed by, or furnish any services to, or have an interest in, any party who directly or indirectly is engaged in a business competitive with the Agency Business; or

               (iii) solicit or accept any business of any customer, client or other person or entity doing business with the Company, or solicit or induce any employee of the Company to leave the employ of the Company, or to hire for any purpose any employee of the Company who is engaged in creative activity or holds an executive position.

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In the event that Employee shall violate the restrictions in Sermon 7.02, then in addition to all other remedies available to the Company, the Employee shall be obligated to pay the Company the amount of the fee or other consideration that the Company would have received had the Company been the booking agency.

         7.03 During the Term and for a period of one (1) year after its expiration or earlier termination, Employee shall first offer to Company any business opportunity in any way related to the type of business conduced by the Company or the business of any of its subsidiaries or affiliates; provided that such business opportunity must have arisen (or Employee must become aware of it) during the Term.

         7.04 The Employee agrees that, in addition to the rights of the Company at law, He Company may seek injunction relief for any violation of this
Article VII.

                                  ARTICLE VIII.
                                  MISCELLANEOUS

         8.01 This Agreement shall be binding upon and inure tot he benefit of Employee and Employee's heirs, executors, administrators and (where the context permits) assigns, and shall be binding upon and inure to the benefit of the Company and it's subsidiaries and affiliates and their successors and assigns.

         8.02 This Agreement and all obligations hereunder are personal to the Employee, subject to the further terms of this paragraph and shall not be assignable by either party, and any purported assignment in violation thereof shall be null and void. Any person, firm, or corporation succeeding to the business of the Company in its entirety by merger, consolidation, purchase of assets or otherwise shall acquire that rights of the company hereunder only with the express written consent of Employee.

         8.03 The invalidity or enforceability of any provisions hereof shall in no way affect the validity or enforceability of any other provision.

         8.04 It being the intent of the parties that this Agreement be enforceable to the minimum extent permitted by law, if any of the restrictions or over of the provisions contained in this Agreement shall for any reason be held too broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear, the parties hereby agreeing that said restrictions and other provisions of this Agreement are fair and reasonable as at the date hereof.

         8.05 This Agreement constitutes the entire agreement between the parties hereto with respect to the terms and conditions of Employee's employment by the Company, and this element supersedes and renders null and void all other prior oral or written agreements, understandings, or commitments pertaining to Employee's employment with the Company. No variation shall by deemed valid unless in writing and signed by the parties hereto. No waiver

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by either party of any provision or condition of this Agreement shall be deemed a waiver of any similar or dissimilar provisions and conditions at the same time or any prior or subsequent time.

         8.06 Any notice, statement, report, request or demand required or permitted to be given by this Agreement shall be in writing, and shall be sufficient if delivered in person or addressed and sent by certified mail, return receipt requested, to the parties at the addresses set forth above, or at such other place that either party may designate by notice in the foregoing manner to the other.

         8.07 This agreement has been made in, and shall be governed by and interpreted according to the laws of the State of Florida without regard to its conflicts of laws provisions. All actions to be brought by either party hereunder against the other party which arise, directly or indirectly, out of this Agreement, shall be brought in the state courts of the State of Florida or in the federal district courts located within the State of Florida. Both parties hereto agree to the jurisdiction or venue of the aforesaid courts and agree that any action in any other state court or federal district court shall, upon request of the other party, be transferred to one of the aforesaid courts within the State of Florida.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

                                     THE TOURING ARTISTS GROUP, INC.


                                     By: -------------------------------


                                     By: -------------------------------